1 Wednesday January 21, 2026 FOR IMMEDIATE RELEASE WaFd Bank Prevails on its CRA Rating Appeal SEATTLE, WASHINGTON – As previously disclosed, on December 27, 2024, WaFd Bank (the “Bank”), a wholly-owned subsidiary of WaFd, Inc. (the “Company”), received an overall CRA rating from the Federal Deposit Insurance Corporation (“FDIC”) of “Needs to Improve” for the period spanning June 3, 2020 to March 26, 2024. The Bank appealed the FDIC’s rating to the Supervision Appeals Review Committee of the FDIC (“SARC”). On January 16, 2026, the SARC issued its decision to grant the Bank’s appeal and elevate the Bank’s rating on the CRA lending test from “Needs to Improve” to “Low Satisfactory” and upgraded its overall CRA rating to “Satisfactory.” WaFd Bank CEO Brent Beardall commented, “When we met in Washington, D.C, in early December, I shared with the senior leadership of the FDIC how appreciative I was of having an independent process to review significant regulatory determinations. Regardless of outcome, being able to make our case that examiners were not comparing WaFd to a proper peer group and not giving enough credit to our community development lending, we felt heard. We are grateful that the review process ultimately resulted in an upgrade for WaFd Bank to an overall “Satisfactory” CRA rating. This year will mark our 109th year of operations. We look forward to continuing to meet the credit needs of our communities in a safe and sound manner without the restrictions associated with a “Needs to Improve” CRA rating.” WaFd Bank, a federally insured Washington state chartered commercial bank that operates branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas, New Mexico, and California. Established in 1917, the Bank provides consumer and commercial deposit accounts, financing for small- to middle-market businesses, commercial real estate, residential

2 real estate, and insurance products through a subsidiary. As of December 31, 2025, the Company operated 208 branches and reported $27.3 billion in assets, $21.4 billion in deposits and $3.0 billion in shareholders’ equity. Important Cautionary Statements The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Statements in this press release that speak to the Company’s future performance or financial condition constitute “forward-looking statements” as defined by federal law. Such statements are based on present information the Company has related to its present business circumstances. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual or future outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about risks and additional matters that could lead to material changes in the Company’s performance or financial condition are contained in the Company’s annual and quarterly reports filed with the SEC, including under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended September 30, 2025. To find out more about WaFd Bank, or to find a copy of our 10-K or our other SEC filings, please visit our website www.wafdbank.com. # # # Contact: WaFd, Inc. 425 Pike Street, Seattle, WA 98101 Brad Goode, SVP, Chief Marketing Officer 206-626-8178 Brad.Goode@wafd.com